UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INDEPENDENCE REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

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INDEPENDENCE REALTY TRUST, INC.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2015

To the Stockholders of INDEPENDENCE REALTY TRUST, INC.:

Notice is hereby given that the annual meeting (the “Annual Meeting”) of stockholders of INDEPENDENCE REALTY TRUST, INC., a Maryland corporation (“IRT”), will be held in IRT’s offices located at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, 17th floor, on Thursday, May 14, 2015, at 9:00 A.M., Philadelphia time, for the following purposes:

1. To elect five directors to serve until the next annual meeting of stockholders in 2016.

2. To approve the selection of KPMG LLP as the independent registered public accounting firm for IRT for the fiscal year ending December 31, 2015.

3. To transact such other business as may properly be brought before the Annual Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on the books of IRT at the close of business on March 13, 2015 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and at the offices of IRT at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104. The stock transfer books will not be closed.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors,

/s/ ANDERS F. LAREN
Anders F. Laren
Secretary

April 6, 2015

INDEPENDENCE REALTY TRUST, INC.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The 2015 annual meeting of stockholders of Independence Realty Trust, Inc., or the annual meeting, will be held on Thursday, May 14, 2015, at 9:00 A.M., Philadelphia time, in the offices of IRT located at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, 17th floor, for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 13, 2015 will be entitled to notice of and to vote at the annual meeting. Unless we have indicated otherwise, or the context otherwise requires, references in this proxy statement to “IRT,” “we,” “us,” and “our” or similar terms are to Independence Realty Trust, Inc. and its subsidiaries. If you wish to attend the annual meeting and vote in person, you may contact Investor Relations at (215) 243-9000 for directions.

This statement is furnished in connection with the solicitation by the board of directors of IRT, or the board, of proxies from holders of our shares of common stock, par value $0.01 per share, or common stock, to be used at the annual meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to IRT, and not revoked, will be voted at the annual meeting and any and all adjournments thereof.

We will send this proxy statement and the accompanying form of proxy on or about April 8, 2015 to stockholders of record of our common stock as of March 13, 2015.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to our secretary at the address given at the top of this page, by submitting a later dated proxy or by attending the annual meeting and voting in person.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies. Our directors, officers and regular employees may solicit proxies either personally, by letter or by telephone. We will not specifically compensate our directors, officers or employees for soliciting proxies. We expect to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our shares of common stock.

VOTING AT THE ANNUAL MEETING

At the annual meeting, only those holders of shares of common stock at the close of business on March 13, 2015, the record date, will be entitled to vote. As of the record date, 31,794,751 shares of common stock were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the annual meeting. Stockholders do not have cumulative voting rights. IRT has an authorized capitalization of 350,000,000 shares of stock, consisting of 300,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.01 per share.

The presence at the annual meeting in person or by proxy of holders of outstanding shares of common stock entitled to cast a majority of all the votes entitled to be cast at the annual meeting will constitute a quorum. The presence of a quorum for any proposal establishes a quorum for all of the proposals, even if holders of outstanding shares of common stock entitled to cast a majority of all the votes entitled to be cast at the annual meeting do not vote on all of the proposals.

Shares of common stock represented at the annual meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum for all of the proposals, but will not be considered cast on any proposal on which they were not voted. A failure by brokers to vote in person or by proxy shares of common stock held by them in nominee name will mean that such shares of common stock will not be counted for the purposes of establishing a quorum and will not be voted.

We refer to the situation where a broker does not receive voting instructions from the beneficial owner of shares of common stock on a particular matter and indicates on the proxy delivered with respect to such shares of common stock that it does not have discretionary authority to vote on that matter as a broker “non-vote.” For broker non-votes, those shares of common stock will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted. With respect to abstentions, those shares of common stock will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any matter.

Brokers that are member firms of the NYSE MKT and who hold shares of common stock in street name for customers generally may vote their customers’ shares on proposals considered a “routine” matter under the NYSE MKT rules and may not vote their customers’ shares on proposals that are not considered a “routine” matter under the NYSE MKT rules if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting. Proposal One described below is not considered a “routine” matter under the NYSE MKT rules. Proposal Two described below is considered a “routine” matter under the NYSE MKT rules.

Proposal 1. In order to be elected as a director as described in Proposal 1 below, a nominee must receive a plurality of all the votes cast at the annual meeting at which a quorum is present, which means that the nominees with the most votes are elected.

Proposal 2. The affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required to approve the selection of KPMG LLP, or KPMG, as our independent registered public accounting firm as described in our discussion of Proposal 2 below.

Proposal 3. For any other matter which may properly come before the annual meeting as described in our discussion of Proposal 3 below, the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as a broker non-vote, will be voted FOR:

•	the election of the directors; and

•	the approval of the selection of KPMG as the independent registered public accounting firm for IRT for the fiscal year ending December 31, 2015.

Should any matters not described above be properly presented at the meeting, the persons named in the proxy will vote in accordance with their judgment. The proxy authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.

PROPOSAL 1. ELECTION OF DIRECTORS

Directors

Our by-laws provide that the number of directors shall be fixed by resolution of the board, provided that there shall never be less than the minimum number required by Maryland law, nor more than 15. The board has fixed the number of directors at five. All directors are elected for a term of one year or until their successors are elected and qualified. The board, upon the recommendation of its nominating and governance committee, or the nominating committee, has nominated Scott F. Schaeffer, William C. Dunkelberg, Ph.D., Robert F. McCadden, DeForest B. Soaries, Jr., D.Min. and Sharon M. Tsao for election at the annual meeting for a term to expire at the 2016 annual meeting or until their successors are elected or appointed.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the nominees named in Proposal 1. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the nominating committee may recommend. The board knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee.

Names of Directors, Principal Occupations and Other Information

Scott F. Schaeffer, age 52, has served as the chairman of our board since January 2011, our chief executive officer since February 2013 and as our president from February 2013 to August 2014. He has also served as the chief executive officer of RAIT Financial Trust, or RAIT, a real estate investment trust which is our largest stockholder and whose subsidiary is our advisor, since February 2009, its chairman since December 2010, its president from February 2008 to January 2014, its chief operating officer from February 2008 to February 2009, its co-president and co-chief operating officer from December 2006 to February 2008 and its president and chief operating officer from September 2000 to December 2006. Mr. Schaeffer served as the vice chairman of the board of directors of Resource America, Inc. (NASDAQ: REXI), a specialty finance company, from 1998 to 2000, the executive vice president of Resource America from 1997 to 1998, and a senior vice president of Resource America from 1995 to 1997. Mr. Schaeffer also served as president of Resource Properties, Inc., a wholly owned real estate subsidiary of Resource America, from 1992 to 2000. Mr. Schaeffer served as a director of Resource America until October 2002. Mr. Schaeffer holds a Bachelor of Science in Commerce from Rider University in Lawrenceville, New Jersey. Mr. Schaeffer was selected to serve on our board primarily because of his substantial involvement in the acquisition and financing of apartment properties over his career in real estate. We believe that he is uniquely capable of committing our advisor’s resources to help us identify, acquire and finance investments in apartment properties.

William C. Dunkelberg, Ph.D., age 72, has served as one of our independent directors since February 2011. Dr. Dunkelberg has served as the chairman of the board of directors since July 2005 and member of the audit committee since 2003 of Liberty Bell Bank, a publicly-traded commercial bank chartered in New Jersey. Dr. Dunkelberg serves as a Professor Emeritus in the College of Liberal Arts at Temple University in Philadelphia, Pennsylvania after having served as Professor of Economics from 1987 to his retirement in 2012 and as Dean of the School of Business and Management from 1987 to 1994. He has served as chief economist for the National Federation of Independent Business, a nonprofit industry association representing small and independent businesses, since 1973. Dr. Dunkelberg was a consultant to the National Federation of Independent Business from 1970 until he accepted the position as chief economist. He has served as Economic Strategist for Boenning & Scattergood, an independent investment banking firm, since April 2009. He co-founded Wireless

Energy Solutions, a private company, in July 2009, and continues to serve on its board of directors. He previously served as a member of the board of directors of NCO Group, Inc., a public provider of business process outsourcing solutions, from 2000 until the company was sold in November 2006. Dr. Dunkelberg holds a Bachelor of Arts, a Master of Economics and a Doctor of Philosophy in Economics, each from the University of Michigan in Ann Arbor. Dr. Dunkelberg was selected to serve on our board of directors primarily because of his expertise in economics and banking and his experience as a director of both public and private companies.

Robert F. McCadden, age 57, has served as one of our independent directors since February 2011. Mr. McCadden has served as executive vice president and chief financial officer of Pennsylvania Real Estate Investment Trust, a publicly-traded REIT (NYSE: PEI), since 2004. He was a partner of KPMG LLP, or KPMG, a national accounting firm, from 2002 to 2004. Before joining KPMG, Mr. McCadden joined Arthur Andersen LLP, a national accounting firm, in 1979 and became partner in 1993. He continued as a partner of Arthur Andersen LLP until he joined KPMG in 2002. He currently serves as a trustee on the board of trustees, or the UHT board, of Universal Health Realty Income Trust (NYSE: UHT), or UHT, a publicly held REIT, and serves as a member of the audit committee of the UHT board. He is a member of the American Institute of Certified Public Accountants (AICPA), the Pennsylvania Institute of Certified Public Accountants (PICPA), the National Association of Real Estate Investment Trusts (NAREIT) and the International Council of Shopping Centers (ICSC). Mr. McCadden is a Certified Public Accountant and holds a Bachelor of Business Administration from Temple University. Mr. McCadden was selected to serve on our board because of his accounting and financial expertise and experience with public REITs.

DeForest B. Soaries, Jr., D.Min., age 63, has served as one of our independent directors since February 2011. Dr. Soaries has served as a director for the Federal Home Loan Bank of New York since January 2009, a position which he previously held from February to December 2003. In this capacity, he served on the affordable housing committee that reviews and approves housing development projects for government funding. Since 1990, he has served as the Senior Pastor of the First Baptist Church of Lincoln Gardens in Somerset, New Jersey, where he currently leads a congregation of 7,000 members. Since January 2015, he has served as a director on the board of directors, or the OCWEN board, of OCWEN Financial Corporation (NYSE: OCN), a publicly traded financial services holding company engaged in the servicing and origination of mortgage loans, and serves as a member of the audit committee of the OCWEN board. From 2004 to 2005, he served as the first chairman of the U.S. Election Assistance Commission (EAC), appointed by former President George W. Bush and confirmed by the U.S. Senate. From 1999 to 2002, Dr. Soaries served as Secretary of State of New Jersey. In this capacity, he served for three years on the Governor’s Urban Coordinating Council that guided state policy on real estate development, most of which was apartment real estate development. Dr. Soaries was a professor at the Drew University Theological School in Madison, New Jersey from 1997 to 1999, Kean University in Union, New Jersey from 1993 to 1994 and Princeton Theological Seminary in Princeton, New Jersey from 1992 to 1993 and an assistant professor at Mercer County Community College in Trenton, New Jersey from 1989 to 1991. He has led the development, ownership, conversion and management of several apartment projects as a community development executive and is currently developing a mixed-use property with approximately 80 senior housing units. Dr. Soaries holds a Bachelor of Arts in Urban and Religious Studies from Fordham University in Bronx, New York, a Master of Divinity from Princeton and a Doctor of Ministry from United Theological Seminary in Dayton, Ohio. Dr. Soaries was selected to serve on our board primarily because of his diverse background in banking, community development, apartment properties, government and as a director of the Federal Home Loan Bank of New York.

Sharon M. Tsao, age 50, has served as one of our independent directors since July 2014. Ms. Tsao has served as an executive officer of Contemporary Staffing Solutions, Inc., or CSS, a workforce management company, since 2011, been a principal of CSS since 2001 and served in other roles on the leadership team of CSS since its inception in 1994. Before joining CSS, she was a national account sales representative with Ceridian Corporation, a publicly traded company now known as Arbitron Inc. (NYSE:ARB), from 1988 to 1994. Ms. Tsao holds a Bachelor of Science degree in finance and marketing from Drexel University. Ms. Tsao was selected to serve on our board because of her broad business knowledge and experience gained in leadership roles in numerous areas, including finance and sales.

Information Concerning Our Board of Directors, Committees and Governance

Corporate Governance Profile

Our shares of common stock are listed on the NYSE MKT under the symbol “IRT” and we are subject to the NYSE MKT’s listing standards. We have adopted corporate governance guidelines and charters for the audit, compensation and nominating committees of the board intended to satisfy NYSE MKT listing standards. We have also adopted a code of ethics, or the code of ethics, for our directors, officers and employees intended to satisfy NYSE MKT listing standards and the definition of a “code of ethics” set forth in applicable Securities and Exchange Commission, or SEC, rules. Our corporate governance guidelines, code of ethics and these charters are available on our website at www.irtreit.com.

We operate under the direction of our board of directors. Our board of directors is responsible for the overall management and control of our affairs. Our board of directors has delegated authority to make investments within certain parameters and in accordance with our investment guidelines to our advisor and our board of directors’ prior approval for investments outside those parameters is required. See-“Our Advisor, Our Property Manager and Related Agreements-Our Advisory Agreement” below. Our board of directors reviews all investment decisions involving the acquisitions of properties at least quarterly with management.

We currently have five directors, four of whom are independent directors under standards established by the SEC and the NYSE MKT. Our independent directors are Messrs. Dunkelberg, McCadden and Soaries and Ms. Tsao. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders or (if longer) until his or her successor is duly elected and qualifies.

Our board of directors has approved our publicly disclosed objectives and strategies on investments and borrowing. The directors may establish further written objectives and strategies on investments and borrowings, or modify existing strategies and objectives, and will monitor our administrative procedures, investment operations and performance.

The board has no policy in principle with respect to the separation of the offices of chairman and the chief executive officer. Since February 2013, Mr. Schaeffer has served as both chairman and chief executive officer. From January 2011 to February 2013, the offices were separated with Mr. Schaeffer serving as chairman. In the periods when the positions of chairman and chief executive officer have been held by the same person, including the current time, no lead independent director has been designated. The board believes that our corporate governance guidelines provide it with appropriate flexibility to determine from time to time the leadership structure for IRT that best enables it to pursue its business strategies and goals. The board considered Mr. Schaeffer’s significant experience in the industry, with RAIT and with IRT as part of its rationale for deciding to combine the roles. The board believes that its current leadership structure is appropriate at this time because it enhances Mr. Schaeffer’s ability to provide strong and consistent leadership and a unified voice for IRT and because the board believes its governance processes, as reflected in our corporate governance guidelines and board committee charters, preserve board independence by ensuring independent discussion among directors and independent evaluation of, and communication with, members of senior management.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to annual re-election;

•

of the five persons who serve on our board of directors, four, or 80%, of our directors, have been determined by us to be independent for purposes of the NYSE MKT’s corporate governance listing standards;

•	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law, or the MGCL; and

•	we do not have a stockholder rights plan.

The board held a total of 11 meetings during 2014. The board currently has a standing audit committee, compensation committee and nominating committee. The directors who serve on these committees, the current chairman of these committees and the number of meetings these committees held during 2014 are set forth below:

Board Member	Audit	Compensation	Nominating
Scott F. Schaeffer
William C. Dunkelberg, Ph.D	X	X	Chairman
Robert F. McCadden	Chairman	X	X
DeForest B. Soaries, Jr., D.Min	X	Chairman	X
Sharon M. Tsao
Meetings held in 2014	12	5	4

During fiscal 2014, all incumbent directors attended at least 75% of the aggregate of:

•	the total number of meetings of the board held during the period for which the director had been a director; and

•	the total number of meetings held by all committees of the board on which the director served during the periods that the director served.

Our corporate governance guidelines provide that directors are invited and encouraged to attend our annual meeting of stockholders. All of the directors of IRT serving at the time attended our 2014 annual meeting of stockholders.

Our corporate governance guidelines provide that the independent directors will meet in executive session on a regularly scheduled basis, but not less frequently than quarterly. Our corporate governance guidelines provide that the director who presides at these meetings of the independent directors will be rotated each meeting among the chairs of the audit committee, compensation committee and nominating committee, in the following order: audit committee chairman, compensation committee chairman and nominating committee chairman. Our corporate governance guidelines provide that any interested parties desiring to communicate with the independent directors regarding IRT may directly contact such directors by delivering correspondence in care of IRT’s secretary at Cira Centre, 2929 Arch St., 17th Floor, Philadelphia, Pennsylvania 19104. Stockholders may send communications to the board by sending them to IRT’s secretary as well. The secretary will forward these communications to the chairman of the audit committee, who will distribute them to the board members to whom the communications are addressed.

Board Role in Risk Oversight

The board’s role is to oversee IRT’s risk management process. The board oversees risk through: (i) review and discussion of regular periodic reports to the board and its committees, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business; (ii) required approval by the audit committee of all related party transactions; (iii) review and discussion of drafts of IRT’s periodic reports to the SEC; and (iv) regular periodic reports from our independent public accounting firm and other outside consultants, if necessary, regarding various areas of potential risk, including, among others, those relating to the qualification of IRT as a REIT for U.S. federal income tax purposes and our internal controls over disclosure and financial reporting.

The audit committee enhances the board’s oversight of risk management. The audit committee’s role is also one of oversight, recognizing that management is responsible for executing IRT’s risk management policies. The audit committee’s responsibilities include discussing with management, the independent auditor and the internal auditor policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

The compensation committee also enhances the board’s oversight of risk management by considering the impact of IRT’s compensation plans, and the incentives created by IRT’s compensation plans, on IRT’s risk profile.

Board Committees

We currently have a standing audit committee, compensation committee and nominating committee. All of our standing committees consist solely of independent directors, the principal functions of which are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

Our board has established an audit committee consisting of three of our independent directors, William C. Dunkelberg, Robert F. McCadden and DeForest B. Soaries, Jr. Mr. McCadden is the audit committee chairman and an audit committee financial expert, as defined by applicable rules promulgated by the SEC and the NYSE MKT corporate governance listing standards. Our audit committee operates pursuant to a written charter adopted by our board. The principal functions of the audit committee are oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	oversight of compliance with our code of ethics, including the review of related party transactions and the granting of waivers to the code of ethics; and

•	our overall risk profile, as described in “Board Role in Risk Oversight” above.

The audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also prepares the audit committee report required by SEC regulations to be included in our annual proxy statement. The audit committee has adopted the audit and non-audit services pre-approval guidelines attached as Appendix A to this proxy statement.

Our board has delegated oversight of compliance with our code of ethics to our audit committee, including the review of related party transactions and the granting of waivers to the code of ethics. If the audit committee grants any waivers to the code of ethics for any of our executive officers and directors, we will promptly disclose such waivers as required by law or NYSE MKT regulations.

Audit Committee Report

In connection with the preparation and filing of Independence Realty Trust, Inc.’s, or IRT, annual report on Form 10-K for the year ended December 31, 2014, or the annual report:

•	The audit committee of the board of directors of IRT, or the audit committee, has reviewed and discussed the audited financial statements to be included in the annual report with IRT’s management;

•

The audit committee has discussed with IRT’s independent registered public accounting firm, KPMG LLP, or KPMG, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380),1 as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T;

•

The audit committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG the independence of KPMG and satisfied itself as to KPMG’s independence; and

•	Based on the review and discussions referred to above, the audit committee recommended to the board of directors of IRT that the audited financial statements be included in the annual report.

The audit committee has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent IRT specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors:
Robert F. McCadden, Chairman
William C. Dunkelberg
DeForest B. Soaries, Jr

Compensation Committee

Our board of directors has established a compensation committee consisting of three of our independent directors, Messrs. Dunkelberg, McCadden and Soaries. Mr. Soaries is the compensation committee chairman. Our compensation committee operates pursuant to a written charter adopted by our board. The principal functions of the compensation committee include:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	overseeing plans and programs related to the compensation of the advisor, including fees payable to the advisor pursuant to the advisory agreement with our advisor;

•	implementing and administering our long term incentive award plan, or the LTIP, and any other incentive compensation equity-based remuneration plans, if any;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Mr. Schaeffer, our chairman and chief executive officer, provides input and recommendations to the compensation committee for the compensation, if any, paid to each of our named executives and persons affiliated with our advisor. The compensation committee considers these recommendations when making compensation decisions, including awards under the LTIP.

Under its charter, the compensation committee has authority to retain compensation consultants, outside counsel, and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The compensation committee has not engaged a compensation consultant and currently has no plans to engage a compensation consultant. During 2014, the compensation committee engaged the law firm of Duane Morris LLP, or Duane Morris, to advise it regarding awards to be made under the LTIP. Duane Morris attorneys are also engaged by RAIT to represent RAIT. The compensation committee has reviewed these engagements using the factors set forth in NYSE MKT standards for compensation committee consultants mandated by the Dodd-Frank Act. The compensation committee considers the attorneys at Duane Morris who represent the compensation committee to be independent from our management and independent under these standards.

Nominating Committee

Our board has established a nominating committee consisting of three of our independent directors, Messrs. Dunkelberg, McCadden and Soaries. Mr. Dunkelberg is the nominating committee chairman. Our nominating committee operates pursuant to a written charter adopted by our board. The principal functions of the nominating committee include:

•	identifying and recommending to the full board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board, including board size and composition, and committee composition and structure;

•	recommending to the board nominees for each committee of the board;

•

annually facilitating the assessment of the board’s performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE MKT corporate governance listing standards; and

•	overseeing the board’s evaluation of management.

The nominating committee uses a variety of methods for identifying and evaluating nominees for director. In recommending director nominees to the board, the nominating committee solicits candidate recommendations from its own members, other directors and management. It also may engage the services and pay the fees of a professional search firm to assist it in identifying potential director nominees. The nominating committee assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the nominating committee considers whether to fill those vacancies and, if applicable, considers various potential director candidates. These candidates are evaluated at regular or special meetings of the nominating committee, and may be considered at any point during the year. The nominating committee seeks to make its recommendations for director nominees for each annual meeting to the board at its first meeting held each year.

The nominating committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a nominating committee-recommended nominee. The nominating committee seeks to ensure that the membership of the board and each committee of the board satisfies all relevant listing standard requirements of the NYSE MKT and applicable laws and regulations and all requirements of our governance documents, as well as to provide directors who have a mixture of skills relevant to our business. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the nominating committee may look for in any particular director nominee depends on the qualifications, qualities, experience and skills of the rest of the directors at the time of any vacancy on the board. The nominating committee does not have a formal policy regarding the consideration of diversity in identifying director nominees beyond being committed to ensuring that no person would be excluded from consideration for service as a director of IRT as a result of their sex, race, religion, creed, sexual orientation or disability.

The nominating committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In evaluating candidates, the nominating committee considers the attributes of the candidate and the needs of the board, and will review all candidates in the same manner, regardless of the source of the recommendation. The nominating committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Nominations.”

PROPOSAL 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has completed a competitive process to review the appointment of IRT’s independent registered public accounting firm for the year ending December 31, 2014. As a result of this process, on March 28, 2014, the audit committee approved appointing KPMG to serve as IRT’s independent public accountants for the fiscal year ending December 31, 2014. Grant Thornton LLP, or Grant Thornton, notified IRT on March 19, 2014 that it would not participate in this process and so declined to stand for re-appointment for that role. During 2014, the audit committee engaged KPMG to re-audit the consolidated financial statements of IRT for the fiscal years ended December 31, 2013 and 2012.

The audit reports of Grant Thornton on the consolidated financial statements of IRT for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through March 19, 2014, there were: (1) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) and related instructions of Regulation S-K) between IRT and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference thereto in their reports on IRT’s financial statements for such years, and (2) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through March 28, 2014, IRT did not consult with KPMG regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on IRT’s financial statements, and KPMG did not provide any written report or oral advice that KPMG concluded was an important factor considered by IRT in reaching a decision as to any such accounting, auditing or financial reporting issue; or (3) any matter that was either the subject of a disagreement” (as that term is defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K) or “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE SELECTION OF KPMG TO AUDIT THE FINANCIAL STATEMENTS OF IRT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

We expect that representatives of KPMG will be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed by KPMG for each of the services listed below for each of our last two fiscal years. In accordance with guidance from the SEC’s office of the chief accountant, we do not include fee disclosure for Grant Thornton.

	2014	2013
Audit Fees(1)	$570,000	$—
Audit-Related Fees(2)	—	—
Tax Fees(3)	30,000	—
All Other Fees(4)	—	—

Total	$600,000	$—

(1)	Audit fees consisted of the aggregate fees billed for professional services rendered by KPMG in connection with its audit of our consolidated financial statements, audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, audits of our consolidated subsidiaries and its reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years. Audit fees include fees of $125,000 associated with the reaudit of our consolidated financial statements for 2013 and 2012. Audit fees include fees of $135,000 and $0 associated with the registration and/or issuance of our shares of common stock during 2014 and 2013, respectively.

(2)	These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards; however, no such services were rendered in the relevant periods.

(3)	Tax fees would consist of the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All other fees would consist of the aggregate fees billed for products and services provided by KPMG other than the services described under audit fees, audit-related fees and tax fees; however, no such products and services were provided in the relevant periods.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. All of the audit and audit- related services described above were pre-approved by the audit committee and, as a consequence, such services were not provided pursuant to a waiver of the pre-approval requirement set forth in this Rule. The audit committee has adopted the audit and non-audit services pre-approval guidelines attached as Appendix A to this proxy statement.

PROPOSAL 3. OTHER MATTERS

As of the date of this proxy statement, the board does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the annual meeting, the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all shares of common stock represented by valid proxies received will be voted in accordance with the provisions of the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage owned by each person who, to the knowledge of IRT as of March 13, 2015, is the beneficial owner of more than 5% of the outstanding shares of common stock. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to warrants or convertible notes are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	RAIT Financial Trust	7,269,719	(1)	22.9%
Common Stock	Philip J. Hempleman	1,776,769	(2)	5.6%
Common Stock	2nd Market Capital Advisory Corporation	1,604,354	(3)	5.0%

(1)

Information obtained from the Schedule 13D/A filed with the SEC on December 10, 2014 by RAIT and its subsidiaries, RAIT NTR Holdings, LLC, or RAIT NTR, Taberna IR Holdings Member, LLC, or Taberna IR, Belle Creek Member, LLC, or Belle Creek, Crestmont Member, LLC, or Crestmont, Copper Mill Member, LLC, or Copper Mill, Cumberland Member, LLC, or Cumberland, Heritage Trace Member, LLC, or Heritage, Tresa at Arrowhead Member, LLC, or Tresa, and Centrepoint Member, LLC, or Centrepoint. RAIT NTR, Taberna IR, Belle Creek, Crestmont, Copper Mill, Cumberland, Heritage, Tresa and Centrepoint, are sometimes collectively referred to herein as the RAIT subsidiaries. The RAIT subsidiaries are the direct holders of the common stock while RAIT, as their ultimate parent, is an indirect beneficial owner. RAIT reports shared voting and shared dispositive power with respect to 7,269,719 shares of common stock. RAIT NTR reports shared voting and shared dispositive power with respect to 2,060,719 shares of common stock. Taberna IR reports shared voting and shared dispositive power with respect to 97,500 shares of common stock. Belle Creek reports shared voting and shared dispositive power with respect to 352,500 shares of common stock. Crestmont reports shared voting and shared dispositive power with respect to 675,000 shares of common stock. Copper Mill reports shared voting and shared dispositive power with respect to 736,500 shares of common stock. Heritage reports shared voting and shared dispositive power with respect to 550,000 shares of common stock. Tresa reports shared voting and shared dispositive power with respect to 917,500 shares of common stock. Centrepoint, reports shared voting and shared dispositive power with respect to 1,190,000 shares of common stock. Cumberland reports shared voting and shared dispositive power with respect to 690,000 shares of common stock. The address of the principal business and principal executive offices of each of RAIT and the RAIT subsidiaries is Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104.

(2)

Information obtained from the Schedule 13GA filed with the SEC on February 17, 2015 by Philip J. Hempleman, or Mr. Hempleman, Ardsley Advisory Partners, or Ardsley, Ardsley Partners I, or Ardsley Partners, Ardsley Partners Fund II, L.P., or AP II, Ardsley Partners Institutional Fund, L.P., or Ardsley Institutional, and Ardsley Partners US Equity UCITS Fund plc, or Ardsley US Equity. Mr. Hempleman reports shared voting and shared dispositive power with respect to 1,776,769 shares of common stock. Mr. Hempleman, the Managing Partner of Ardsley and Ardsley Partners, reports with respect to the shares owned by AP II, Ardsley Institutional and Ardsley US Equity and with respect to the shares owned by certain accounts managed by him directly. Ardsley reports shared voting and shared dispositive power with respect to 1,100,000 shares of common stock. Ardsley, which serves as Investment Adviser of AP II and Ardsley Institutional and as Sub-Advisor of Ardsley US Equity, reports with respect to the shares directly owned by AP II, Ardsley Institutional and Ardsley US Equity. Ardsley Partners reports shared voting and shared dispositive power with respect to 1,052,800 shares of common stock. Ardsley Partners, which serves as general partner of AP II and Ardsley Institutional, reports with respect to the shares owned by AP II and Ardsley Institutional. AP II reports shared voting and shared dispositive power with respect to 563,900 shares of common stock. AP II reports with respect to the shares directly owned by it. Ardsley Institutional reports shared voting and shared dispositive power with respect to 488,900 shares of common stock. Ardsley Institutional reports with respect to the shares directly owned by it. Ardsley US Equity reports shared voting and shared dispositive power with respect to 47,200 shares of common stock. Ardsley US Equity reports with respect to the shares directly owned by it. The address of the business office of each of the reporting persons in this footnote is 262 Harbor Drive, Stamford, Connecticut 06902.

(3)

Information obtained from the Schedule 13G filed with the SEC on January 29, 2015 by 2nd Market Capital Advisory Corporation, or 2nd Market. 2nd Market reports sole voting and sole dispositive power with respect to these shares of common stock. The address of the principal business office of 2nd Market is 650 N. High Point Road, Madison, Wisconsin 53717.

The following tables set forth the number and percentage owned as of March 13, 2015 by each of our present directors, each of our present named executives, as defined in “Executive Officer Compensation” below, and all of our present executive officers (whether or not deemed to be named executives) and directors as a group of our shares of common stock.:

This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to vested options, warrants or share appreciation rights, or SARs, are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Directors:
	Scott F. Schaeffer	32,493	(1)	*
	William C. Dunkelberg	6,000		*
	Robert F. McCadden	11,000		*
	DeForest B. Soaries, Jr	7,000		*
	Sharon M. Tsao	—

	Non-Director Executive Officers:
	James J. Sebra	20,706	(2)	*
	Farrell M. Ender	38,246	(3)	*

	All directors and executive officers as a group:
	(7 persons)	115,445		*

*	Does not exceed 1%

(1)	Includes 31,827 shares of common stock directly held by Mr. Schaeffer and 666 net shares of common stock issuable pursuant to vested stock appreciation rights, or SARs, based on the closing price of our shares of common stock on March 13, 2015 of $9.37.

(2)	Includes 20,373 shares of common stock directly held by Mr. Sebra and 333 net shares of common stock issuable pursuant to vested SARs based on the closing price of our shares of common stock on March 13, 2015 of $9.37.

(3)	Includes 37,580 shares of common stock directly held by Mr. Ender and 666 net shares of common stock issuable pursuant to vested SARs based on the closing price of our shares of common stock on March 13, 2015 of $9.37.

NON-DIRECTOR EXECUTIVE OFFICERS

Information is set forth below regarding the background of our executive officers who are not also directors. For our executive officer who is also a director, Scott F. Schaeffer, this information can be found above under “Proposal 1. Election of Directors—Names of Directors, Principal Occupations and Other Information.”

James J. Sebra, age 39, has served as our chief financial officer since May 2012 and our treasurer since January 2011. Mr. Sebra has also served as the chief financial officer and treasurer of RAIT since May 2012 and as the senior vice president-finance and chief accounting officer of RAIT from May 2007 to May 2012. Mr. Sebra joined RAIT in connection with its acquisition of Taberna Realty Finance trust, or Taberna, and served as Taberna’s vice president and chief accounting officer from June 2005 until its acquisition on December 11, 2006. Prior to joining Taberna, Mr. Sebra served as the controller of Brandywine Realty Trust, a publicly held REIT, from 2004 to 2005. From 1998 to 2004, Mr. Sebra worked with Arthur Andersen LLP and KPMG LLP, public accounting firms, serving a variety of publicly held and privately held real estate companies and professional service firms. Mr. Sebra holds a Bachelor of Science in Accounting from Saint Joseph’s University in Philadelphia and a Master of Business Administration from Villanova University in Philadelphia.

Farrell M. Ender, age 39, has served as the President of IRT since August 2014, President of Independence Realty Advisors, LLC, or IRA, IRT’s advisor, since April 2013, as Senior Vice President of RAIT, the parent of IRA and IRT’s largest stockholder, from October 2007 through December 2014 and as Vice President of RAIT from October 2002 through October 2007. His experience includes acquisition, property management, construction management and disposition of apartment properties. In his capacity as Senior Vice President of RAIT, Mr. Ender was responsible for investing and structuring both debt and equity financing in commercial real estate properties for RAIT. During that time period, Mr. Ender invested over $1.2 billion on behalf of RAIT of which $833 million was directed into 65 apartment properties containing over 14,000 units. Previously, as a Vice President in RAIT’s underwriting department, Mr. Ender was responsible for performing due diligence and underwriting for approximately $300 million of investments. Before joining RAIT, from 1999 to 2002 Mr. Ender held various real estate positions at Wachovia/Maher Partners, The Staubach Company and Toll Brothers. Mr. Ender received a BBA with a major in finance from James Madison University.

OUR ADVISOR, OUR PROPERTY MANAGER AND RELATED AGREEMENTS

Our Advisor

We are externally managed and advised by Independence Realty Advisors, LLC, or IRA, our advisor pursuant to an advisory agreement. See “—Our Advisory Agreement.” Our advisor is indirectly wholly owned by RAIT and our advisor’s operations are managed by a board of managers selected by RAIT. Mr. Schaeffer serves as the chief executive officer and a manager of our advisor. Mr. Ender serves as the president of our advisor. Mr. Sebra serves as the treasurer and manager of our advisor. Biographical information regarding Mr. Schaeffer, Mr. Sebra and Mr. Ender is provided in “Proposal 1. Election of Directors-Names of Directors, Principal Occupations and Other Information” for Mr. Schaeffer and “Non-Director Executive Officers” for Messrs. Sebra and Ender.

Our Advisory Agreement

Duties of Our Advisor. Our advisory agreement provides that our advisor must manage our business and affairs in accordance with the policies and guidelines established by our board, and that the advisor is under the supervision of our board. The agreement requires our advisor to provide us with all services necessary or appropriate to conduct our business, including the following:

•

locating, presenting and recommending to us real estate investment opportunities consistent with our investment policies, acquisition strategy and objectives, including our conflicts of interest policies;

•	structuring the terms and conditions of transactions pursuant to which acquisitions and dispositions of properties will be made;

•	acquiring properties on our behalf in compliance with our investment objectives and strategies;

•	arranging for the financing and refinancing of properties;

•	administering our bookkeeping and accounting functions;

•	serving as our consultant in connection with policy decisions to be made by our board, managing our properties or causing our properties to be managed by another party;

•	monitoring our compliance with regulatory requirements, including those imposed under securities laws, NYSE MKT standards and requirements to maintain our status as a REIT; and

•	rendering other services as our board deems appropriate.

Our advisor must obtain the prior approval of our board, in connection with:

•	any investment for which the portion of the consideration paid out of our equity equals or exceeds $25,000,000, or

•

any investment that is inconsistent with the publicly disclosed investment guidelines as in effect from time to time, or, if none are then publicly disclosed, as otherwise adopted by the board from time to time.

For these purposes, “equity” means our cash on hand, exclusive of the proceeds of any debt financing incurred or to be incurred in connection with the relevant investment.

Our advisor is required to refrain from any action that, in its sole judgment, or in the sole judgment of our board, made in good faith:

•	would adversely affect our qualification as a REIT, unless the board has determined that REIT qualification is not in the best interests of us and our stockholders;

•	would subject us to regulation under the Investment Company Act of 1940, as amended;

•	is contrary to or inconsistent with our investment guidelines; or

•

would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over us or our shares of common stock, or otherwise not be permitted by our charter or bylaws.

Term of the Advisory Agreement. The advisory agreement has a term of four years, which commenced May 7, 2013, and will be automatically renewed for additional one-year terms on each anniversary of the advisory agreement unless terminated by our advisor or by us. We may terminate the advisory agreement only for (i) cause (as defined in the advisory agreement) or (ii) for a change of control of our advisor or RAIT (as defined in the advisory agreement), if our independent directors determine that the change of control is materially detrimental to us, and, for either (i) or (ii), upon the affirmative vote of our independent directors or the affirmative vote of the holders of not less than a majority of the outstanding shares of our common stock. Our advisor may terminate the advisory agreement for good reason or for a company change of control (each as defined in the advisory agreement). Any such termination must be upon not less than 180 days’ prior notice. If we terminate the agreement without cause, or if the advisor terminates the agreement because of a material breach of the agreement by us or as a result of a change of control of our company, we must pay our advisor a termination fee. The termination fee is payable in cash unless our advisor elects, in its sole discretion, to receive all or a portion of the termination fee in shares of our common stock, subject to the limitations set forth below under “—Limitations on Receiving Shares.” The number of shares issued to our advisor as payment for the termination fee will be equal to the dollar amount of the portion of such fee that is payable in shares divided by the fee VWAP for the ten trading days prior to the termination date.

Limitations On Receiving Shares. The ability of our advisor to receive shares of our common stock as payment for all or a portion of the base management fee, incentive fee or termination fee due under the terms of our advisory agreement is subject to the following limitations: (i) the ownership of such shares of common stock by our advisor not violating the ownership limitations set forth in our charter, after giving effect to any exception from such ownership limitations that our board may grant to our advisor or its affiliates; and (ii) our compliance with all applicable restrictions under the U.S. federal securities laws and the rules of the NYSE MKT. To the extent that payment of any fee in shares of our common stock would result in a violation of the ownership limits set forth in our charter (taking into account any applicable waiver or any restrictions imposed under the U.S. federal securities laws or the rules of the NYSE MKT), all or a portion of such fee payable to our advisor will be payable in cash to the extent necessary to avoid such violation.

For a description of the compensation paid to our advisor pursuant to the advisory agreement, see “Certain Relationships and Related Party Transactions — Fees and Expenses Paid to Our Advisor.”

Liability and Indemnification of Advisor. Under the advisory agreement, we are also required to indemnify the advisor and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to the advisor’s acts or omissions.

Other Activities of Advisor and its Affiliates. The advisor and its affiliates expect to engage in other business ventures, and as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, the advisor must devote sufficient resources to our administration to discharge its obligations. The advisor may assign the advisory agreement to an affiliate upon approval of a majority of the independent directors. We may assign or transfer the advisory agreement to a successor entity.

Our Property Manager

RAIT Residential, our property manager, is a Delaware limited liability company formed on April 9, 2009 as an indirect subsidiary of Jupiter Realty Corporation, a Chicago-based residential and commercial real estate firm established in 1985. In May 2009, RAIT acquired a 75% controlling equity interest in our property manager. Our property manager is a full-service apartment property management company that, as of December 31, 2014, employed approximately 415 staff and professionals and manages over 16,000 apartment units for RAIT and third parties.

RAIT Residential provides property management services to us under the terms of management agreements entered into on a property-by-property basis. Our property manager provides services to us in connection with the rental, leasing, operation and management of our properties.

The management agreements can be amended by written instrument executed by the party against whom the amendment is asserted. Such management agreements can be terminated at any time for negligence or misconduct in the performance of the property manager’s duties and will terminate upon written notice from our operating partnership to the property manager. The management agreements will also terminate upon our property manager’s bankruptcy, receivership, reorganization or similar financial difficulties relating to its insolvency.

For a description of the property management fees paid to our property manager, see “Certain Relationships and Related Party Transactions-Property Management Fees Paid to Our Property Manager” below.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for our named executives as of December 31, 2014. Our named executives and their principal offices during 2014 were:

•	Mr. Schaeffer, our chairman and chief executive officer;

•	Mr. Sebra, our chief financial officer; and

•	Mr. Ender, who has served as our president since August 2014.

There were no other executive officers of IRT serving at the end of the fiscal year ended December 31, 2014.

Overview of Compensation Program and Philosophy

Because our advisory agreement provides that our advisor is responsible for managing our affairs, our named executives and other officers have not received, nor do we expect they will in the future receive, any cash compensation, pension benefits, perquisites or other personal benefits from us for their services as our officers. We have no arrangements to make cash payments to our named executives upon their termination from service as our officers. Instead, we pay our advisor the fees described under “Certain Relationships and Related Party Transactions-Fees and Expenses Paid to Our Advisor” below. We may, however, compensate our named executives, other officers and individuals affiliated with our advisor with equity and equity-based awards or other types of awards in accordance with our long-term incentive plan, or the LTIP, intended to align their interests with the interests of our stockholders. Awards that may be granted under our LTIP include unrestricted stock, restricted stock, restricted stock units, deferred stock units, options, stock appreciation rights, or SARs, performance awards, dividend equivalents, other stock based awards and any other right or interest relating to stock or cash (collectively referred to herein as “awards”). Our compensation committee will determine if and when any of our named executives, other officers or individuals affiliated with our advisor will receive such awards. As discussed below, our compensation committee made restricted stock and SARs awards to the named executives for the first time in January 2014 which related to IRT’s 2013 performance and made restricted stock and SARs awards to the named executives in February 2015 which related to IRT’s 2014 performance. Additionally, our named executives are executive officers of RAIT and are compensated by RAIT, in part, for their services rendered to us. In establishing award levels, the compensation committee currently does not plan to engage in any benchmarking of award levels, believing that there is insufficient information regarding incentive awards in the case of externally-advised REITS.

2014 IRT Performance

In applying our compensation program and philosophy to the named executives in 2014, the compensation committee sought to recognize the executive management team’s financial and strategic accomplishments during 2014. During the year ended December 31, 2014 we completed three underwritten public offerings of our common stock raising gross proceeds of $200.9 million, in the aggregate. We deployed a portion of these proceeds during 2014 to acquire twenty properties with 6,029 units for aggregate purchase prices totaling $497.1 million, including the issuance of 1,282,449 limited partnership units in our operating partnership, or LP units, valued at $12.0 million, in the aggregate. These acquisitions contributed to our substantial growth in a number of key financial measures in 2014 when compared to 2013 as follows:

•	investments in real estate at cost increased 262% to $689.1 million from $190.1 million;

•	operating income increased 73% to $8.5 million from $4.9 million; and

•	total revenues grew 147% to $49.2 million from $19.9 million.

The compensation committee believed that we continue to successfully achieve our business objectives and execute our investment strategies. We provide an analysis of our financial and operational performance in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our annual report on Form 10-K for the fiscal year ended December 31, 2014.

Say-On-Pay Vote

At our 2014 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executives. An overwhelming majority of our stockholders (99.2%) that cast votes on this proposal approved the compensation of our named executives as described in our proxy statement for the 2014 annual meeting of stockholders. The compensation committee reviewed the results of this advisory “say-on-pay” vote and considered it in determining specific award amounts granted to our named executives for 2015. The Compensation Committee will also carefully consider future stockholder votes on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions.

Say-on-Pay-Frequency Vote

At our 2014 annual meeting of stockholders, our stockholders who cast votes on this proposal recommended by a substantial majority (71.7%) that we hold an advisory stockholder vote on the compensation of our named executives every three years. As a result of this vote, the Board anticipates holding the next advisory vote on the named executives’ compensation at our 2017 annual stockholder meeting.

Cash and Other Compensation

As discussed above, we do not pay or accrue any salaries or bonuses to our named executives.

Equity-Based Compensation

As discussed above, the compensation committee may, from time to time pursuant to the LTIP, grant our named executives equity-based awards. These awards are designed to align the interests of our named executives with those of our stockholders, by allowing our named executives to share in the creation of value for our stockholders through capital appreciation and dividends. These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for our company. These awards provide a further benefit to us by enabling our advisor and its affiliates to attract, motivate and retain talented individuals. We currently do not have any equity ownership requirements or guidelines for our named executives.

The compensation committee also seeks to design long-term incentive awards to ensure that our named executives have a continuing stake in our long-term success, that the total compensation realized by our named executives reflects our multi-year performance as measured by the efficient use of capital and changes in stockholder value, and that a large portion of their total compensation opportunity is earned over a multi-year period and could be forfeitable in the event of termination of their service to us or our affiliates.

We believe our compensation policies are particularly appropriate since we are an externally advised real estate investment trust, or REIT. REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends. As a result, we believe that our common stockholders are principally interested in receiving attractive risk-adjusted dividends and in the growth of dividends and market capitalization. Accordingly, we want to provide incentives to our named executives that reward success in achieving these goals. Since we generally do not have the ability to retain earnings, we believe that equity-based awards serve to align the interests of our named executives with the interests of our stockholders since the value our named executives receive from these awards largely depend on the value of our common stock, the potential for appreciation of that value and our capability to pay dividends. Additionally, we believe that equity-based awards are consistent with our stockholders’ interest in market capitalization growth as these individuals will be incentivized to grow our market capitalization for stockholders over time. We believe that this alignment of interests provides an incentive to our named executives to implement strategies that will enhance our overall performance and promote growth in dividends and growth in our market capitalization.

The compensation committee does not use a specific formula to calculate the number of equity awards and other rights awarded to our named executives under our LTIP. The compensation committee does not explicitly set future award levels/opportunities on the basis of what the named executives earned from prior awards. While the compensation committee will take past awards into account, if any, it will not solely base future awards in view of those past awards. Generally, in determining the specific amounts to be granted to an individual, the compensation committee will take into account factors such as our performance, the individual’s position, his or her contribution to our performance, and general market practices of our peers and similarly sized companies, as well as the recommendations of our advisor. The compensation committee made restricted stock awards and SARs awards to Mr. Schaeffer, Mr. Sebra and Mr. Ender relating to IRT’s 2013 performance in January 2014, or the January 2014 awards. These were the first equity awards made to these named executives. The compensation committee made restricted stock awards and SARs awards to Mr. Schaeffer, Mr. Sebra and Mr. Ender relating to IRT’s 2014 performance in February 2015, or the February 2015 awards. The January 2014 awards were allocated approximately one quarter to SARs and three quarters to restricted common stock awards based on grant date fair value. The February 2015 awards were allocated approximately one fifth to SARs and four fifths to restricted common stock awards based on grant date fair value. The compensation committee continues to review the allocation among the types of equity compensation based on its analysis of the best way to design awards that meet our compensation goals within the parameters of the LTIP as in effect and based on the number of shares of common stock issuable thereunder at the relevant time.

All of the SARs awarded to date to these named executives vest in three equal annual installments and have a five year term (subject to earlier termination if their employment ends) and can be settled in shares of common stock or cash, at the discretion of the compensation committee but subject to the availability of shares of common stock under the plan. The compensation committee plans to periodically evaluate how to settle any vested SARs and currently expects to settle all vested SARs with shares of common stock. SARs are valued based on a Black-Scholes option pricing model at the date of grant. All of the restricted stock awards awarded to date to these named executives vest in three equal annual installments. Restricted stock awards are valued based on the closing price of a common share on the NYSE MKT on the grant date. In accordance with SEC rules, equity compensation awards are reflected in the Summary Compensation Table based on their grant date fair value and not the year of our financial performance that the compensation committee based the award on, and so the February 2015 awards which relate to our 2014 financial performance are not be reflected in the Summary Compensation Table for 2014.

Risk Management and IRT’s Compensation Policies and Procedures.

As part of the board’s role in risk oversight, the compensation committee considers the impact of our compensation plans, policies and practices, and the incentives created by the same, on our risk profile. Based on this consideration, the compensation committee concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on IRT. Some of the factors the compensation committee considered as mitigating the risks of our compensation plans include:

•	The compensation committee retains discretion to determine incentive awards based on its consideration of multiple performance factors and does not rely on a purely formulaic approach; and

•	IRT would respond to any executive misconduct in the manner described below under “Potential Impact on Compensation from Executive Misconduct.”

The Effect of Regulatory Requirements on Our Executive Compensation

IRC Section 162(m). Our policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the IRC, generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in our best interest. We reserve the right to authorize the payment of non-deductible compensation if we deem that it is appropriate to do so under the circumstances, however, we do not currently expect to provide compensation that would exceed such deductibility limit.

IRC Section 409A. Section 409A of the IRC applies to all forms of nonqualified deferred compensation. The compensation committee will take Section 409A into account in determining the form and timing of compensation paid to our executives in the event IRT provides any nonqualified deferred compensation.

IRC Sections 280G and 4999. IRC Section 280G limits our ability to take a tax deduction for certain “excess parachute payments” (as defined in Section 280G) and IRC Section 4999 imposes excise taxes on each executive that receives “excess parachute payments” paid by IRT in connection with a change in control. The compensation committee does not expect to provide any compensation that would be considered an “excess parachute payment.”

Accounting Rules. Various rules under generally accepted accounting principles determine the manner in which IRT accounts for grants of equity-based compensation to our employees in our financial statements. The compensation committee takes into consideration the accounting treatment of alternative grant proposals under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Stock Compensation” (formerly, FASB Statement 123R), or FASB ASC Topic 718, when determining the form and timing of equity compensation grants to employees, including our named executives. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.

Potential Impact on Compensation from Executive Misconduct. If the board determines that an executive officer has engaged in fraudulent or intentional misconduct, the board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the officer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, termination of employment, initiating an action for breach of fiduciary duty and, if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results, including cancellation or forfeiture of equity-based incentive compensation. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Under the Dodd-Frank Act, additional guidance will be forthcoming regarding mandatory recoupment of compensation. When such guidance is available, IRT intends to adopt additional policies to implement the new requirements.

2014 Compensation Decisions

As stated above, the compensation committee made the January 2014 awards to Mr. Schaeffer and Mr. Sebra relating to our 2013 performance which were the first awards these named executives had received since commencing service as our executive officers in January 2011. The January 2014 awards to these named executives consisted of 20,000 restricted common stock awards, valued at $164,000, in the aggregate, and 40,000 SARs, in the aggregate, valued at $24,400, in the aggregate. Of the January 2014 awards, Mr. Schaeffer received 8,000 restricted common stock awards valued at $65,600 and 16,000 SARs valued at $9,760, Mr. Sebra received 4,000 restricted common stock awards valued at $32,800 and 8,000 SARs valued at $4,880 and Mr. Ender received 8,000 restricted common stock awards valued at $65,600 and 16,000 SARs valued at $9,760. Mr. Ender received his January 2014 awards for his contributions as president of our advisor prior to his appointment as our president in August 2014.

In making the February 2015 awards, the compensation committee sought to reward the named executives for the 2014 IRT performance described above by increasing the number and value of the awards granted. The February 2015 awards to these named executives consisted of 61,000 restricted common stock awards, valued at $570,350, in the aggregate, and 183,000 SARs, in the aggregate, valued at $133,590, in the aggregate. Of the February 2015 awards, Mr. Schaeffer received 20,000 restricted common stock awards valued at $187,000 and 60,000 SARs valued at $43,800, Mr. Sebra received 16,000 restricted common stock awards valued at $149,600 and 48,000 SARs valued at $35,040 and Mr. Ender received 25,000 restricted common stock awards valued at $233,750 and 75,000 SARs valued at $54,750. Mr. Schaeffer, as our chairman and chief executive officer and holding similar roles at RAIT and our advisor, and Mr. Ender, as our president since August 2014 and as president of our advisor, shared primary responsibility for developing and successfully implementing our business objectives, investment strategies and capital raising efforts in 2014 described above. As our chief financial officer and holding a similar role at RAIT and our advisor, Mr. Sebra was responsible for our financial reporting and planning and regulatory filings and the primary liaison with our independent public accounting firm.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the compensation committee recommended to Independence Realty Trust, Inc.’s (“IRT”) board of directors that the Compensation Discussion and Analysis be included in IRT’s annual report on Form 10-K for 2014 and IRT’s 2015 proxy statement. This report is provided by the following independent directors who comprise the committee:

DeForest B. Soaries, Jr., D.Min, Chairman
William C. Dunkelberg, Ph.D
Robert F. McCadden

Executive Officer Compensation

We provide below summary information about compensation expensed or accrued by IRT during the fiscal year ended December 31, 2014, for the following persons, who we refer to as the named executives:

•	The person who served as our chief executive officer during 2014: Scott F. Schaeffer

•	The person who served as our chief financial officer during 2014: James J. Sebra; and

•	The person who served as our president since August 2014: Farrell M. Ender.

There were no other executive officers of IRT serving at the end of the fiscal year ended December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Scott F. Schaeffer	2014	65,600	9,760	75,360
Chief Executive Officer	2013	—	—	—
	2012	—	—	—

James J. Sebra	2014	32,800	4,880	37,680
Chief Financial Officer	2013	—	—	—
	2012	—	—	—

Farrell M. Ender	2014	65,600	9,760	75,360
President

(1)	This column represents the aggregate grant date fair value of restricted common stock awards granted to each of the named executives in the respective years computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The amount of the award was based on the closing price on the NYSE of a common stock on the date of grant. See note 6: Stock Based Compensation and Employee Benefits in Item 8. Financial Statements and Supplementary Data of our annual report.

(2)	This column represents the aggregate grant date fair value of SARs granted to each of the named executives in the respective years computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The amount of the award was based on a Black-Scholes Option pricing model on the date of grant. See note 6: Stock Based Compensation and Employee Benefits in Item 8. Financial Statements and Supplementary Data of our annual report.

Grants of Plan-Based Awards in 2014

The following table provides information about equity awards granted to the named executives in 2014.

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)(1)	All other option awards: Number of securities underlying options (#)(2)	Exercise or base price option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Scott F. Schaeffer	1/31/2014	8,000	—	$—	$65,600
Scott F. Schaeffer	1/31/2014	—	16,000	$8.20	$9,760
James J. Sebra	1/31/2014	4,000	—	$—	$32,800
James J. Sebra	1/31/2014	—	8,000	$8.20	$4,880
Farrell M. Ender	1/31/2014	8,000	—	$—	$65,600
Farrell M. Ender	1/31/2014	—	16,000	$8.20	$9,760

(1)	This column shows the number of restricted common stock awards granted in 2014 to the named executives. These restricted common stock awards vest in three equal annual installments on the anniversary of the grant date (subject to earlier termination if the named executive’s employment ends).

(2)	This column shows the number of SARs granted in 2014 to the named executives. Each SAR represents the right to receive the excess of the fair market value (as determined under the incentive award plan) of a share of common stock on the date of exercise over the fair market value of a share of common stock on the grant date. These SARs vest in three equal annual installments on the anniversary of the grant date and have a five year term (subject to earlier termination if the named executive’s employment ends).

(3)

This column shows the full grant date fair value of restricted common stock awards or SARs under FASB ASC Topic 718 granted to the named executives in 2014. Generally, the full grant date fair value is the amount that RAIT would expense in its financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executives. The full grant date fair value of the restricted common stocks was the closing price of IRT’s shares of common stock on the grant date multiplied by the number of restricted common stock awards. The full grant date fair value of the SARs is based on a Black-Scholes Option pricing model on the date of grant.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on the holdings of outstanding equity awards by the named executives at December 31, 2014. These awards are comprised of SARs and restricted common stock awards. Each award is shown separately for each named executive.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested (#)
Scott F. Schaeffer	16,000	(1)	8.20	1/31/2019	8,000	(2)	148,960
James J. Sebra	8,000	(1)	8.20	1/31/2019	4,000	(2)	74,480
Farrell M. Ender	16,000	(1)	8.20	1/31/2019	8,000	(2)	148,960

(1)	These SARs vest in three equal annual installments on January 31, 2015, January 31, 2016 and January 31, 2017.

(2)	These restricted common stock awards vest in three equal annual installments on January 31, 2015, January 31, 2016 and January 31, 2017.

We do not provide any of our named executives with any cash compensation or bonus, nor do we provide any named executives with pension benefits or nonqualified deferred compensation plans. We have not entered into any employment agreements with any named executive, and are not obligated to make any cash payments to a named executive upon termination of employment or a change in control of us. The named executives did not exercise any option awards and no stock awards held by a named executive vested in 2014. We do not provide any named executives with pension benefits or nonqualified deferred compensation plans. For a more thorough discussion of our executive compensation program, see the Compensation Discussion and Analysis.

Director Compensation

Our director compensation is designed with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Our independent directors receive an annual fee of $30,000, payable quarterly, and are reimbursed for their out-of-pocket expenses in attending board and committee meetings. Our audit committee chairman receives an additional annual fee of $10,000, payable quarterly. In May 2014, we issued 3,000 vested shares of our common stock to each of our directors pursuant to our independent directors compensation plan, which operates as a sub-plan of our LTIP. We also intend to issue to each of our independent directors 3,000 vested shares of our common stock annually pursuant to our independent directors compensation plan. An independent director is also entitled to receive his or her annual fee in the form of our common stock or a combination of common stock and cash, at his or her election.

The following table sets forth information regarding the compensation paid or accrued by IRT during 2014 to each of our independent directors:

Director Compensation in 2014

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Total($)
William C. Dunkelberg, Ph.D	30,000	26,850	56,850
Robert F. McCadden	40,000	26,850	66,850
DeForest B. Soaries, Jr., D.Min	30,000	26,850	56,850
Sharon M. Tsao(2)	12,596	—	12,596

	112,596	80,550	193,146

(1)	On May 14, 2014, our compensation committee made the annual stock grant contemplated by the director plan so that our three independent directors serving at that time received 9,000 shares of common stock, valued at $8.95 per share, as computed in accordance with FASB ASC Topic 718 based upon the grant date closing price of a share of our common stock on the NYSE MKT. These awards vested immediately.
(2)	Ms. Tsao joined the board in July 2014 and so did not receive the May 2014 stock grant and has received the pro rated portion of the annual fees.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding IRT’s equity compensation plans as of December 31, 2014.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	72,000	(1)	$8.20	670,000	(2)
Equity compensation plans not approved by security holders	—		n/a	—

Total	72,000			670,000

(1)	Includes 72,000 common shares underlying SARs outstanding under the incentive award plan at December 31, 2014, or the outstanding SARs. This is the gross number of shares of common stock with respect to which the SARs are exercisable, not the net number of such shares which would actually be issued upon any exercise. Upon any such exercise, the difference between such gross and net number would again be available for future awards under the LTIP. Excludes 36,000 restricted common stock awards that remained subject to forfeiture at December 31, 2014 because they are neither to be issued upon exercise of outstanding options, warrants and rights nor available for future issuance.

(2)	Assumes the reduction of the number of shares of common stock remaining issuable under the LTIP at December 31, 2014 by the number of shares of common stock reported in column (a).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board has delegated oversight of compliance with our code of ethics to our audit committee, including the review of related party transactions, potential and actual conflicts of interest and the granting of waivers to the code of business conduct and ethics. The audit committee is responsible, and has the sole authority and full power of the board, to approve or reject all related party transactions on our behalf. All related party transactions and any identified potential and actual conflicts of interest are to be reviewed and approved or rejected by the audit committee. If the audit committee finds a conflict of interest to exist with respect to a particular matter, including a related party transaction, that matter is prohibited unless a waiver of this policy is approved under the waiver process described in the code. In determining whether a conflict of interest exists, our bylaws provide that a director or officer has no responsibility to devote his or her full time to the our affairs and that any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with ours. Any waiver of the code may be made only by the audit committee. Any such waiver for executive officers, those persons described in Item 5.05 of Form 8-K or directors will be promptly publicly disclosed to the extent required by law or stock exchange regulation.

The audit committee may, in its discretion, engage independent advisors and legal counsel to assist it in its review when it deems it advisable. Our advisor’s staff are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the transaction needs to be reviewed under the processes described above.

In the ordinary course of our business operations, we have ongoing relationships and have engaged in transactions with the related entities described below. We describe in this section relationships or transactions in which the amount involved exceeds $120,000 since January 1, 2014. All of these relationships and transactions were approved or ratified by the audit committee as being on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest.

Fees and Expenses Paid to Our Advisor

Effective as of May 7, 2013, we entered into the Second Amended and Restated Advisory Agreement, or the amended and restated advisory agreement. The amended and restated advisory agreement was adopted primarily to adjust the advisor’s compensation and modify its duties to us.

Pursuant to the terms of the amended advisory agreement, our advisor is compensated as follows:

•

Quarterly base management fee of 0.1875% of average gross real estate assets as of the last day of such quarter. Average gross real estate assets means the average of the aggregate book value of our real estate assets before reserves for depreciation or other similar noncash reserves and excluding the book values attributable to the eight properties that were acquired prior to August 16, 2013. We compute average gross real estate assets by taking the average of these book values at the end of each month during the quarter for which we are calculating the fee. The fee is payable quarterly in an amount equal to 0.1875% of average gross real estate assets as of the last day of such quarter. For the year ended December 31, 2014, our advisor earned $1,582,000 of asset management fees.

•

Incentive fee based on our pre-incentive fee core funds from operations, or Core FFO, a non-GAAP measure, as defined in the advisory agreement. The incentive fee is computed at the end of each fiscal quarter as follows:

•

no incentive fee in any fiscal quarter in which our pre-incentive fee Core FFO does not exceed the hurdle rate of 1.75% (7% annualized) of the cumulative gross amount of equity capital we have obtained; and

•	20% of the amount of our pre-incentive fee Core FFO that exceeds 1.75% (7% annualized) of the cumulative gross proceeds from the issuance of equity securities we have obtained.

•	For the year ended December 31, 2014, our advisor earned $154,000 of incentive fees. These fees are included within asset management fees in our consolidated statements of operations.

As of December 31, 2014, we had liabilities payable to our advisor for asset management fees of $644,000.

Property Management Fees Paid to Our Property Manager

We have entered into property management agreements with RAIT Residential, or our property manager, which is majority owned by RAIT, with respect to each of our properties. Pursuant to the property management agreements, we pay our property manager property management and leasing fees on a monthly basis of an amount up to 4.0% of the gross revenues from the property for each month. Additionally, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Each management agreement has an initial one year term, subject to automatic one-year renewals unless either party gives prior notice of its desire to terminate the management agreement. For the year ended December 31, 2014, our property manager earned $1,759,000 of property management and leasing fees. As of December 31, 2014, we had liabilities payable to our property manager for property management and leasing fees of $205,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish IRT with copies of all such reports.

Based solely on our review of the reports received by us, or representations from certain reporting persons that no Form 5 filings were required for those persons, we believe that during fiscal 2014, no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis. As of the date of this proxy statement, we believe that all reports of ownership and changes in ownership required to be filed with the SEC relating to transactions in fiscal 2014 have been filed.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Under rules promulgated by the SEC and in accordance with our bylaws, holders of shares of common stock who desire to submit proposals for inclusion in our proxy statement for its 2016 annual meeting of stockholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of IRT by December 10, 2015. The proxy for the 2016 annual meeting of stockholders may confer discretionary authority to vote on any matters brought before that meeting where:

•

IRT receives notice of the proposal by December 10, 2015 and advises stockholders in the 2016 proxy statement about the nature of the proposal and how management intends to vote on the proposal, subject to exceptions, or

•	IRT has not received notice of the matter by December 10, 2015.

Our bylaws provide that nominations of individuals for election to the board and the proposal of other business to be considered by the stockholders may be made at our 2016 annual meeting of stockholders by any stockholder of IRT who was a stockholder of record both at the time of giving of notice by the stockholder and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with our bylaw requirements. For any nomination or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely for our 2016 annual meeting of stockholders, a stockholder’s notice must set forth all information required under our bylaws and must be delivered to the secretary at our principal executive office not earlier than November 9, 2015 nor later than December 10, 2014; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. In the event that the number of directors to be elected to the board is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at our principal executive office not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which we first make such public announcement.

In addition to our bylaws, a stockholder shall also comply with all applicable requirements of state law and of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder. Our bylaw provisions do not affect any right of a stockholder to request inclusion of a proposal in, or our right to omit a proposal from, our proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

A stockholder who wishes to submit recommendations for director candidates to the nominating committee should send a written recommendation to our executive offices, attention: nominating and governance committee chairman. The stockholder must represent that the stockholder is a stockholder of IRT and the stockholder will remain so through the date of the relevant annual meeting of stockholders of IRT and, if the stockholder is not a record owner of common shares, provide such information about the record owner as IRT may request. The recommendation must also include the written consent of the person so recommended, or the recommended person, to serve as a director if nominated and elected. The stockholder and the recommended person must also provide such additional information as the nominating committee may request, including any information requested concerning their respective backgrounds and relationships with one another and IRT and concerning the qualifications of the recommended person. All stockholder recommendations received by the nominating committee will begin to be reviewed at the first meeting of the nominating committee held after receipt of the recommendation and any additional information requested by the nominating committee. The nominating committee expects to consider nominees recommended by security holders for the 2016 annual meeting if submitted as described above by November 1, 2015.

ANNUAL REPORT AND REPORT ON FORM 10-K

Our 2014 Annual Report to Stockholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2014, was sent to stockholders of record as of March 13, 2015. Stockholders of record as of March 13, 2015, and beneficial owners of our common stock on that date, may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request in writing. We will also furnish any exhibit to the Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to IRT, at our Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of our common stock on March 13, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 14, 2015. The notice of annual meeting, proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2014 are available on our website at

http://investors.irtreit.com/FinancialDocs.aspx?iid=4235858.

By order of the Board of Directors

/s/ ANDERS F. LAREN
Anders F. Laren,
Secretary

April 6, 2015

APPENDIX A

GUIDELINES OF INDEPENDENCE REALTY TRUST, INC. AUDIT COMMITTEE

FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee (the “Committee”) of Independence Realty Trust, Inc. (“IRT”) has adopted the following guidelines regarding the engagement of IRT’s independent auditor to perform services for IRT:

For audit services, the independent auditor will provide the Committee with an engagement letter with respect to any fiscal year sufficiently in advance of the October quarterly meeting of the Committee immediately preceding that fiscal year, if practicable, and otherwise by the January quarterly meeting of the Committee in that fiscal year outlining the scope of the audit services proposed to be performed during that fiscal year, together with a fee proposal which may include a range of fees. If agreed to by the Committee, this engagement letter and associated fee(s) will be formally accepted by the Committee at either its October or January quarterly Committee meeting.

For non-audit services, IRT management will submit to the Committee for approval any non-audit services that it recommends the Committee engage the independent auditor to provide for any fiscal year. IRT management and the independent auditor will each confirm to the Committee that any non-audit service so submitted is permissible under all applicable legal requirements, including the listing requirements of the NYSE MKT. In addition to these planned non-audit services, a budget estimating the expense of any such non-audit service for that fiscal year will be provided. The Committee will approve both the permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to its Chairman or, if the Chairman is not reasonably available, any other member of the Committee, the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman or such other member, as the case may be, will report action taken to the Committee at the next Committee meeting.

The independent auditor must ensure that all audit and non-audit services provided to IRT have been approved by the Committee. The Chief Financial Officer will be responsible for tracking all independent auditor fees against the budget for such services and report at least quarterly to the Audit Committee.

APPENDIX B

0	¢

INDEPENDENCE REALTY TRUST, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF INDEPENDENCE REALTY TRUST, INC.

The undersigned hereby appoints Scott F. Schaeffer and James J. Sebra, and each of them, as and for the proxies of the undersigned, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or any of them, to vote all of the shares of Common Stock of Independence Realty Trust, Inc. (“IRT”) held of record by the undersigned on March 13, 2015 at the Annual Meeting of Stockholders of IRT, to be held at 9:00 A.M. on Thursday, May 14, 2015 in IRT’s offices located at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, 17th floor, and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof. If you wish to attend the annual meeting and vote in person, you may contact IRT’s Investor Relations at (215) 243-9000 for directions. Each of the Proposals in this proxy is proposed by IRT. These Proposals are not related to or conditioned on the approval of other matters.

(Continued and to be signed on the reverse side)

¢	1.1	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE REALTY TRUST, INC.

May 14, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2015:

The notice of annual meeting, proxy statement and annual report to stockholders are available at http://investors.irtreit.com/FinancialDocs.aspx?iid=4235858

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

¢	00033333300000000000 3	051415

PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED, AND “FOR” APPROVAL OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR INDEPENDENCE REALTY TRUST, INC. FOR FISCAL 2015. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.		1.	ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN
			Scott F. Schaeffer	☐	☐	☐
			William C. Dunkelberg	☐	☐	☐
			Robert F. McCadden	☐	☐	☐
			DeForest B. Soaries, Jr.	☐	☐	☐
			Sharon M. Tsao	☐	☐	☐
		2.	PROPOSAL TO APPROVE THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015 FISCAL YEAR.	☐	☐	☐

		3.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE REALTY TRUST, INC.

May 14, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2015:

The notice of annual meeting, proxy statement and annual report to stockholders are available at http://investors.irtreit.com/FinancialDocs.aspx?iid=4235858

Please mark, sign, date and

mail your proxy card

promptly in the enclosed

envelope.

i Please detach along perforated line and mail in the envelope provided. i

¢	00033333300000000000	3	051415

PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED, AND “FOR” APPROVAL OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR INDEPENDENCE REALTY TRUST, INC. FOR FISCAL 2015. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.		1.	ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN
			Scott F. Schaeffer	☐	☐	☐
			William C. Dunkelberg	☐	☐	☐
			Robert F. McCadden	☐	☐	☐
			DeForest B. Soaries, Jr.	☐	☐	☐
			Sharon M. Tsao	☐	☐	☐
		2.	PROPOSAL TO APPROVE THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015 FISCAL YEAR.	☐	☐	☐
		3.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢